Exhibit 99.1

Press Release

MagnaChip Reports Second Quarter 2018 Financial Results

— Revenue of Nearly $200 Million Fueled by Record Demand for OLED Display Drivers —

SEOUL, South Korea and SAN JOSE, Calif., July 30, 2018 — MagnaChip Semiconductor Corporation (NYSE: MX) today announced financial results for the second quarter of 2018 ended June 30.

Q2 2018 Summary

•	Revenue of $199.7 million exceeded high-end of guidance range of $182-188 million; revenue increased 19.8% Year-over-Year (YoY)

•	Record OLED display driver revenue of $62.2 million quadrupled YoY and increased 81.3% from Q1 2018

•	Power products revenue increased 13.3% YoY; Foundry revenue decreased 0.8% YoY on a reported basis, but had better product mix with 17% increase in new products YoY

•	Gross profit margin of 27.0% in line with 26-28% guidance range; gross profit margin declined by one percentage point YoY and gross profit dollars increased 15.4% YoY

•	Operating income of $13.9 million increased 42.8% YoY

•	Adjusted EBITDA of $23.5 million increased 15.7% YoY

•	Cash flow from operations of $25.7 million up fivefold YoY; free cash flow, which represents cash flow from operations less capital expenditures, totaled $17.3 million as compared with a negative $0.2 million a year ago

CEO Comments from YJ Kim: “Revenue in the second quarter far exceeded previous guidance due to record demand for our OLED display drivers coupled with a higher-than-expected number of launches of OLED smartphones, primarily in China. Our OLED revenue in Q2 quadrupled from the second quarter a year ago and increased 81.3% sequentially. Given our current business visibility, OLED revenue in 2018 is expected to exceed the previous record of $161.0 million set in 2016. Revenue in the Power standard products business increased by double digits year-over-year, while new product revenue in our Foundry business increased by 17% year over year. Both Foundry and Power businesses recorded a sequential increase in revenue in Q2 as compared to Q1 2018.”

CFO Comments from Jonathan Kim:

“Key financial metrics showed continued improvement in the second quarter, driven primarily by higher-than-expected revenue. Revenue, gross profit dollars, operating income and Adjusted EBITDA, all showed double-digit percentage gains year-over-year, as well as sequentially. Operating income, Adjusted EBITDA and gross profit increased 88.6%, 51.7%, and 20.8% sequentially, and the Company remains committed to show improvement in gross profit over time. Our improved financial performance helped MagnaChip achieve positive free cash flow of $17.3 million in the second quarter as compared to negative free cash flow in the same year-ago period. We anticipate that we will continue to generate positive free cash flow for the second half of 2018.”

Second Quarter Financial Review

Total Revenue

Total revenue in the second quarter of 2018 was $199.7 million, up 19.8% as compared to reported revenue of $166.7 million from the second quarter of 2017, and up 20.4% from $165.8 million in the first quarter of 2018.

Segment Revenue and Segment Adjustments

In January 2018, as part of the Company’s ongoing portfolio optimization effort to realign business processes and streamline the organizational structure, the Company transferred a portion of the non-OLED Display business, which was $4.4 million for Q1 2018 and $3.7 million for Q2 2018, from the Standard Products Group to the Foundry Services Group. As a result, the historical financial results below are discussed both on an as reported and as adjusted basis for comparative purposes.

Foundry Services Group revenue in the second quarter was $80.9 million, down 0.8% from reported revenue of $81.5 million from the second quarter of 2017, and up 4.5% from the first quarter of 2018 on an as reported basis; and down 7.6% from the second quarter of 2017, and down 3.2% from the first quarter of 2017 on an as adjusted basis.

Following the strategic realignment and portfolio optimization discussed above, Standard Products Group revenue in the second quarter of 2018 was $118.7 million, up 39.6% year-over-year on a reported basis and up 34.4% sequentially; and up 50.2% year-over-year on an as adjusted basis. The improved results in the Standard Products Group reflected a sharp improvement in mobile OLED driver revenue in connection with the introduction of new OLED smartphones from China manufacturers, and higher demand for premium Power products.

Total Gross Profit and Gross Profit Margin

Total gross profit in the second quarter of 2018 was $53.9 million or 27.0% as a percentage of sales as compared with gross profit of $46.7 million or 28.0% gross profit margin in the second quarter of 2017, and $44.6 million or 26.9% gross profit margin for the first quarter of 2018.

Segment Gross Profit Margin

Foundry Services Group gross profit margin was 27.4% in the second quarter of 2018 as compared with, on an as reported basis, 28.7% in the second quarter of 2017 and 26.7% in the first quarter of 2018. The Foundry Services Group gross profit margin was, on an as adjusted basis, 28.2% in the second quarter of 2017 and 27.9% in the first quarter of 2017. The Standard Products Group gross profit margin was 26.6% in the second quarter of 2018 as compared with, on an as reported basis, 27.2% in the second quarter of 2017, and 27.2% in the first quarter of 2018. The Standard Products Group gross profit margin was, on an adjusted basis, 27.7% in the second quarter of 2017, and 23.3% in the first quarter of 2017.

Operating Income, Net Income, Adjusted Net Income, Adjusted EBITDA

Operating income, on a GAAP basis, for the second quarter was $13.9 million as compared with $9.7 million in the second quarter of 2017 and $7.4 million in the first quarter of 2018.

Net loss on a GAAP basis, for the second quarter was $21.5 million or $0.62 per basic and diluted share as compared with a net loss of $8.1 million or $0.24 per basic and diluted share in the second quarter of 2017, and net income of $2.8 million or $0.08 per basic and diluted share in the first quarter of 2018. The net loss in the second quarter of 2018 was attributable primarily to a non-cash foreign exchange loss on the Company’s intercompany loans.

Adjusted Net Income, a non-GAAP financial measure, for the second quarter of 2018 totaled $8.9 million or $0.26 per basic share and $0.23 per diluted share, as compared with Adjusted Net Income of $7.8 million or $0.23 per basic share and $0.21 per diluted share in the second quarter of 2017, and compared with Adjusted Net Income of $1.4 million or $0.04 per basic and diluted share in the first quarter of 2018.

Adjusted EBITDA, a non-GAAP financial measure, in the second quarter was $23.5 million or 11.8% of revenue, as compared with Adjusted EBITDA of $20.3 million or 12.2% of revenue in the second quarter of 2017, and compared with Adjusted EBITDA of $15.5 million or 9.3% of revenue in the first quarter of 2018.

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a meaningful understanding of the factors and trends affecting MagnaChip’s business and operations and assist in evaluating our core operating performance. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP. A reconciliation of GAAP results to non-GAAP results is included in this press release.

Cash and cash equivalents totaled $131.7 million at the end of the second quarter, up from $123.1 million at the end of the first quarter of 2018.

Note: The following table sets forth information relating to our operating segments (in thousands). The historical amounts below are presented both on an as reported and as adjusted basis to show the impact of the strategic realignment and transfer of a portion of the non-OLED Display business from the Standard Products Group to the Foundry Services Group beginning in the first quarter of 2018:

	Three Months Ended
	June 30, 2018	June 30, 2017 As Reported	June 30, 2017 As Adjusted
Net Sales
Foundry Services Group	$80,907	$81,528	$87,549
Standard Products Group
Display Solutions	78,712	49,753	43,732
Power Solutions	40,028	35,314	35,314
Total Standard Products Group	$118,740	$85,067	$79,046
All other	38	90	90
Total net sales	$199,685	$166,685	$166,685

	Six Months Ended
	June 30, 2018	June 30, 2017 As Reported	June 30, 2017 As Adjusted
Net Sales
Foundry Services Group	$158,336	$159,056	$171,091
Standard Products Group
Display Solutions	128,408	98,632	86,597
Power Solutions	78,695	70,594	70,594
Total Standard Products Group	$207,103	$169,226	$157,191
All other	65	113	113
Total net sales	$365,504	$328,395	$328,395

	Three Months Ended
	June 30, 2018		June 30, 2017 As Reported		June 30, 2017 As Adjusted
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$22,185	27.4%	$23,433	28.7%	$24,670	28.2%
Standard Products Group	31,631	26.6	23,139	27.2	21,902	27.7
All other	38	100.0	90	100.0	90	100.0
Total gross profit	$53,854	27.0%	$46,662	28.0%	$46,662	28.0%

	Six Months Ended
	June 30, 2018		June 30, 2017 As Reported		June 30, 2017 As Adjusted
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$42,849	27.1%	$45,520	28.6%	$47,982	28.0%
Standard Products Group	55,670	26.9	42,599	25.2	40,137	25.5
All other	(84)	(129.2)	113	100.0	113	100.0
Total gross profit	$98,435	26.9%	$88,232	26.9%	$88,232	26.9%

Second Quarter 2018 and Recent Company Highlights

MagnaChip:

•

Launched a new third generation 40-nanometer OLED display driver integrated circuit (DDIC) for the next wave of OLED smartphone displays. The new rigid OLED DDIC supports various configurations such as FHD to FHD++, a wide aspect ratio of up to 21:9 and bezel-less, edge-type, and notch-type OLED displays.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-introduces-third-generation-40-nanometer-mobile-oled

•	Made available 0.13-micron Multiple-Time-Programmable Intellectual Property (MTP-IP) memory cores targeted for mobile and industrial applications.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-and-ymc-offer-cost-effective-013-micron-multiple-time

•

Now offers planar-type Hall-effect sensors for foundry customers. The Hall-effect sensor has been adopted by the marketplace for an increasing number of applications, such as smartphone cameras for the closed-loop auto focus feature and for the auto iris function.

http://investors.magnachip.com/news-releases/news-release-details/magnachip-offer-planar-type-hall-effect-sensors-suitable-mobile

•

Will host its annual Foundry Technology Symposium at Ambassador Hotel Hsinchu, Taiwan, on September 18th, 2018. The Foundry Technology Symposium will showcase MagnaChip’s latest technology offerings and provide a wide-ranging overview of MagnaChip’s manufacturing capabilities, specialty technologies, target applications and end-markets.

Third Quarter 2018 Business Outlook

For the third quarter of 2018, MagnaChip anticipates:

•

Revenue to be in the range of $200 million to $210 million, up sequentially about 2.7% at the mid-point of the projected range. The guidance for the third quarter compares with higher-than- expected revenue of $199.7 million in the second quarter of 2018 and $176.7 million in the third quarter of 2017.

•	Gross profit margin to be in the range of 26% to 28%. This compares to 27.0% in the second quarter of 2018, and 28.5% in the third quarter of 2017.

Second Quarter 2018 Conference Call

The conference call will be webcast live today at 5 p.m. ET and is available by dialing toll-free at 1-844 536-5472. International call-in participants can dial toll-free at 1-614-999-9318. The conference ID number is 8082947. Participants are encouraged to initiate their calls at least 10 minutes in advance of the 5 p.m. EST start time to ensure a timely connection. The webcast and earnings release will be accessible at www.magnachip.com. A replay of the conference call will be available the same day and will run for 72 hours. The replay dial-in numbers are 1-404-537-3406 or toll-free at 1-855-859-2056. The access code is 8082947.

About MagnaChip Semiconductor Corporation

MagnaChip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company’s Standard Products Group and Foundry Services Group provide a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with over 30 years of operating history, owns a portfolio of approximately 3,100 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our future operating and financial performance, including third quarter 2018 revenue and gross profit expectations. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 22, 2018 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:

In the United States: Bruce Entin Investor Relations Tel. +1-408-625-1262 Investor.relations@magnachip.com	In Korea: Chankeun Park Director, Public Relations Tel. +82-2-6903-5223 chankeun.park@magnachip.com

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Net sales	$199,685	$165,819	$166,685
Cost of sales	145,831	121,238	120,023
Gross profit	53,854	44,581	46,662

Gross profit %	27.0%	26.9%	28.0%
Operating expenses
Selling, general and administrative expenses	18,935	17,622	17,730
Research and development expenses	21,005	19,580	16,928
Early termination charges	—	—	2,262
Total operating expenses	39,940	37,202	36,920
Operating income	13,914	7,379	9,742
Interest expense	(5,489)	(5,463)	(5,441)
Foreign currency gain (loss), net	(27,449)	1,318	(11,905)
Other income (expense), net	(960)	519	83
Income (loss) before income taxes	(19,984)	3,753	(7,521)
Income tax expenses	1,521	990	538
Net income (loss)	$(21,505)	$2,763	$(8,059)
Earnings (loss) per common share—
Basic	$(0.62)	$0.08	$(0.24)
Diluted	$(0.62)	$0.08	$(0.24)
Weighted average number of shares—
Basic	34,420,654	34,253,111	33,952,574
Diluted	34,420,654	35,154,693	33,952,574

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Net income (loss)	$(21,505)	$2,763	$(8,059)
Adjustments:
Interest expense, net	5,059	5,123	5,187
Income tax expenses	1,521	990	538
Depreciation and amortization	8,012	7,958	6,773
EBITDA	(6,913)	16,834	4,439
Early termination charges	—	—	2,262
Equity-based compensation expense	1,341	665	349
Foreign currency loss (gain), net	27,449	(1,318)	11,905
Derivative valuation loss, net	1,632	76	467
Restatement related expenses (gain), net	—	(765)	900
Adjusted EBITDA	$23,509	$15,492	$20,322
Net income (loss)	$(21,505)	$2,763	$(8,059)
Adjustments:
Early termination charges	—	—	2,262
Equity-based compensation expense	1,341	665	349
Foreign currency loss (gain), net	27,449	(1,318)	11,905
Derivative valuation loss, net	1,632	76	467
Restatement related expenses (gain), net	—	(765)	900
Adjusted Net Income	$8,917	$1,421	$7,824
Adjusted Net Income per common share:
– Basic	$0.26	$0.04	$0.23
– Diluted	$0.23	$0.04	$0.21
Weighted average number of shares – Basic	34,420,654	34,253,111	33,952,574
Weighted average number of shares – Diluted	45,735,521	35,154,693	44,974,577

We present Adjusted EBITDA and Adjusted Net Income as supplemental measures of our performance. We define Adjusted EBITDA for the periods indicated as EBITDA (as defined below), adjusted to exclude (i) early termination charges, (ii) equity-based compensation expense, (iii) foreign currency loss (gain), net, (iv) derivative valuation loss, net and (v) restatement related expenses (gain), net. EBITDA for the periods indicated is defined as net income (loss) before interest expense, net, income tax expenses and depreciation and amortization. We prepare Adjusted Net Income by adjusting net income (loss) to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income for the periods as net income (loss), adjusted to exclude (i) early termination charges, (ii) equity-based compensation expense, (iii) foreign currency loss (gain), net, (iv) derivative valuation loss, net and (v) restatement related expenses (gain), net.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	June 30, 2018	December 31, 2017
	(In thousands of US dollars, except share data)
Assets
Current assets
Cash and cash equivalents	$131,682	$128,575
Accounts receivable, net	85,570	92,026
Unbilled accounts receivable	35,857	—
Inventories, net	57,456	73,073
Other receivables	8,468	4,292
Prepaid expenses	10,227	9,250
Hedge collateral	10,100	7,600
Other current assets	11,023	15,444
Total current assets	350,383	330,260
Property, plant and equipment, net	197,034	205,903
Intangible assets, net	3,966	4,061
Long-term prepaid expenses	13,858	12,791
Other non-current assets	5,851	5,774
Total assets	$571,092	$558,789
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$60,742	$65,940
Other accounts payable	11,123	10,261
Accrued expenses	49,506	51,746
Deferred revenue	13,440	8,335
Other current liabilities	5,149	1,860
Total current liabilities	139,960	138,142
Long-term borrowings, net	304,489	303,416
Accrued severance benefits, net	145,542	148,905
Other non-current liabilities	14,894	7,963
Total liabilities	604,885	598,426
Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 42,877,395 shares issued and 34,483,754 outstanding at June 30, 2018 and 42,563,808 shares issued and 34,189,599 outstanding at December 31, 2017	429	426
Additional paid-in capital	139,502	136,259
Accumulated deficit	(51,147)	(40,889)
Treasury stock, 8,393,641 shares at June 30, 2018 and 8,374,209 shares at December 31, 2017	(102,518)	(102,319)
Accumulated other comprehensive loss	(20,059)	(33,114)
Total stockholders’ deficit	(33,793)	(39,637)
Total liabilities and stockholders’ equity	$571,092	$558,789

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2018	June 30, 2018	June 30, 2017
Cash flows from operating activities
Net income (loss)	$(21,505)	$(18,742)	$35,679
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	8,012	15,970	13,531
Provision for severance benefits	4,653	9,165	10,776
Amortization of debt issuance costs and original issue discount	541	1,073	950
Loss (gain) on foreign currency, net	34,051	32,369	(35,813)
Restructuring gain and other	—	—	(17,010)
Stock-based compensation	1,341	2,810	1,179
Other	1,390	1,053	220
Changes in operating assets and liabilities
Accounts receivable, net	2,190	5,305	(9,730)
Unbilled accounts receivable	1,526	887	—
Inventories, net	(3,647)	(16,797)	2,646
Other receivables	(762)	(4,508)	2,598
Other current assets	3,288	2,253	1,135
Accounts payable	(7,641)	(4,473)	(1,919)
Other accounts payable	(2,470)	(5,229)	(7,790)
Accrued expenses	5,694	(1,435)	(10,776)
Other current liabilities	1,330	760	(436)
Deferred revenue	604	5,413	(265)
Other non-current liabilities	498	1,116	(268)
Payment of severance benefits	(3,507)	(5,754)	(18,082)
Other	87	516	(107)
Net cash provided by (used in) operating activities	25,673	21,752	(33,482)
Cash flows from investing activities
Proceeds from disposal of plant, property and equipment	13	13	1,125
Purchase of plant, property and equipment	(4,103)	(11,432)	(10,807)
Payment for property related to water treatment facility arrangement	(4,283)	(4,283)	—
Payment for intellectual property registration	(165)	(574)	(566)
Proceeds from settlement of hedge collateral	—	4,863	6,781
Payment of hedge collateral	(7,490)	(7,490)	(10,036)
Collection of guarantee deposits	645	659	1,400
Payment of guarantee deposits	—	—	(41)
Other	(2)	(38)	22
Net cash used in investing activities	(15,385)	(18,282)	(12,122)
Cash flows from financing activities
Proceeds from issuance of senior notes	—	—	86,250
Payment of debt issuance costs	—	—	(5,902)
Proceeds from exercise of stock options	293	435	2,525
Acquisition of treasury stock	—	—	(11,401)
Proceeds from property related to water treatment facility arrangement	4,283	4,283	—
Net cash provided by financing activities	4,576	4,718	71,472
Effect of exchange rates on cash, cash equivalents and restricted cash	(6,318)	(5,081)	4,049
Net increase in cash, cash equivalents and restricted cash	8,546	3,107	29,917
Cash, cash equivalents and restricted cash
Beginning of the period	123,136	128,575	101,606
End of the period	$131,682	$131,682	$131,523